Exhibit 99.2

Excerpts from Offer to Exchange

We have taken a number of strategic steps to better position the Partnership as a stronger, better capitalized company that can, over time, accretively grow cash flows and sustainably resume distributions. The GP Buy-In Transaction and suspension of distributions comprised the first step, which simplified our corporate structure, created better alignment of interests with our Common Unitholders and enabled us to retain additional cash in the business.

We may also, from time to time, make open market debt repurchases to manage our debt maturity profile. As of June 18, 2020, we have repurchased (i) approximately $16 million face value of Summit Midstream Holdings, LLC’s (“Summit Holdings”) and Summit Midstream Finance Corp.’s (“Finance Corp.”) 5.5% senior unsecured notes due August 2022 at a weighted average 38% discount for approximately $10 million in cash, representing approximately 5% of the total amount outstanding, and (ii) approximately $71 million face value of Summit Holdings’ and Finance Corp.’s 5.75% senior unsecured notes due April 2025 (collectively, the “Senior Notes”) at a weighted average 44% discount for approximately $41 million in cash, representing approximately 14% of the total amount outstanding.

We continue to actively evaluate divestitures of certain of our assets and joint ventures, which could result in a reallocation of capital or other resources to repay outstanding debt and other liabilities or re-invest in our core focus areas. The closing of any such transaction may be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that any such strategic divestitures will be completed.

We may pursue other liability management transactions, including but not limited to amending our revolving credit facility, refinancing our Senior Notes or restructuring our SMPH Term Loan or our Deferred Purchase Price Obligation. There can be no assurance that any such transaction will be completed.